Exhibit 99.1

Media Contacts:	Ron Rogers	Investor Contacts:	Carol Ferguson
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Merck Announces Third Quarter 2011 Financial Results

•	Double-Digit Non-GAAP EPS Growth in Third Quarter 2011; Non-GAAP EPS of $0.94; GAAP EPS of $0.55

•	Worldwide Sales Growth of 8 Percent, Including 5 Percent From Foreign Exchange; Increase Driven by Pharmaceutical and Animal Health Sales

•	Double-Digit Global Growth for JANUVIA, GARDASIL, SINGULAIR, JANUMET and ISENTRESS

•	JUVISYNC and VICTRELIS and Other Product Launches Underway

•

Company Raises Lower End of 2011 Non-GAAP EPS Range; Provides New Range of $3.72 to $3.76; Also Updates GAAP EPS Range to $2.03 to $2.20; Expects Full Year 2011 Revenue Growth in the Mid-Single Digit Range

WHITEHOUSE STATION, N.J., Oct. 28, 2011 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the third quarter of 2011.

$ in millions, except EPS amounts	Third Quarter 2011	Third Quarter 2010
Sales	$12,022	$11,125
GAAP EPS	0.55	0.11
Non-GAAP EPS that excludes items listed below [1]	0.94	0.85
GAAP Net Income [2]	1,692	342
Non-GAAP Net Income that excludes items listed below 1, [2]	2,908	2,645

[1]

Merck is providing certain 2011 and 2010 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of the company's performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For a description of the items, see Table 2a, including the related footnotes, attached to this release.

[2]	Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the third quarter of $0.94 excludes acquisition-related costs, restructuring costs and certain other items.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

	Third Quarter 2011			Third Quarter 2010
$ in millions, except EPS amounts	Net Income [2]	EPS		Net Income [2]	EPS
GAAP	$1,692	$0.55		$342	$0.11
Difference	1,216	0.39	[3]	2,303	0.74	[3]
Non-GAAP that excludes items listed below	$2,908	$0.94		$2,645	$0.85

$ in millions	Third Quarter 2011	Third Quarter 2010
Acquisition-related costs [4]	$1,363	$1,604
Costs related to restructuring programs	277	387
Other [5]	(137)	—
Legal reserve	—	950
Net decrease (increase) in income before taxes	1,503	2,941
Income tax (benefit) expense [6]	(287)	(638)
Decrease (increase) in net income	$1,216	$2,303

Year-to-date results can be found in the attached financial tables.

“Merck once again delivered a strong quarter,” said Kenneth C. Frazier, president and chief executive officer, “coupling top line growth and strong expense management to report an 11 percent increase to the bottom line.

“Going forward, Merck will continue to implement our growth strategy, while transforming the way we operate our business,” he said. “Three consecutive quarters of top and bottom line growth demonstrate our ability to consistently perform while at the same time make the strategic investments necessary for the future. We remain focused on driving innovation and value for our customers and shareholders over the long term.”

[3]

Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS which may be different than the amount calculated by dividing the impact of the excluded items by the weighted average shares.

[4]

Includes expenses for the amortization of intangible assets and amortization of purchase accounting adjustments to inventories recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges. Also includes integration and other costs associated with mergers and acquisitions.

[5]	Includes the gain on the divestiture of the company’s interest in the Johnson & Johnson°Merck Consumer Pharmaceuticals Company joint venture.
[6]

Includes an estimated income tax (benefit) expense on the reconciling items. In addition, the amount for 2010 includes a $380 million tax benefit from changes in a foreign entity’s tax rate, which resulted in a reduction of deferred tax liabilities on intangibles established in purchase accounting.

Select Revenue Highlights

Worldwide sales were $12.0 billion for the third quarter of 2011, an increase of 8 percent compared with the third quarter of 2010. Foreign exchange for the quarter favorably affected global sales performance by approximately 5 percent. The revenue increase largely reflects strong sales of JANUVIA (sitagliptin), GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant], SINGULAIR (montelukast sodium), JANUMET (sitagliptin/metformin hydrochloride), ISENTRESS (raltegravir) and ZOSTAVAX (zoster vaccine live). Sales from emerging markets accounted for approximately 17 percent of pharmaceutical sales in the quarter.

The table below reflects sales of the company’s top Pharmaceutical products, as well as total sales of Animal Health and Consumer Care products.

$ in millions	Third Quarter 2011	Third Quarter 2010	Change
Total Sales	$12,022	$11,125	8%
Pharmaceutical [7]	10,354	9,523	9%
SINGULAIR	1,336	1,215	10%
JANUVIA	846	600	41%
ZETIA	614	571	8%
REMICADE	561	661	-15%
VYTORIN	469	485	-3%
GARDASIL	445	316	41%
COZAAR/HYZAAR	404	423	-4%
PROQUAD, M-M-R II and VARIVAX	391	434	-10%
JANUMET	350	247	42%
ISENTRESS	343	278	23%
NASONEX	266	259	3%
Animal Health	826	687	20%
Consumer Care [7]	421	409	3%
Other Revenues [8]	421	506	-17%

Worldwide sales of the combined diabetes franchise of JANUVIA/JANUMET grew 41 percent to $1.2 billion in the third quarter of 2011 driven by growth in all regions.

Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, grew 10 percent from the third quarter of 2010 to $1.3 billion.

[7]

In the first quarter of 2011, Merck changed the reporting for certain over-the-counter products. Sales of these products outside the United States were previously recorded in the Pharmaceutical business, and are now reported in the Consumer Care business. Prior period amounts have been recast on a comparative basis.

[8]

Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales. Revenue from AstraZeneca LP recorded by Merck was $299 million in the third quarter of 2011.

Global sales declined 8 percent in the quarter for REMICADE (infliximab) and SIMPONI (golimumab), treatments for inflammatory diseases, as the company transferred exclusive marketing rights for REMICADE and SIMPONI to Johnson & Johnson in territories including Canada, Central and South America, the Middle East, Africa and Asia Pacific, effective July 1, 2011. Merck retained exclusive marketing rights to these products throughout Europe, Russia and Turkey. In territories retained by Merck, the combined sales of REMICADE and SIMPONI grew 35 percent.

Sales of GARDASIL, a vaccine to help prevent certain diseases caused by human papillomavirus, were $445 million in the quarter driven by increased vaccination of both females and males and wholesaler purchases in conjunction with the launch in Japan.

As expected, global sales of Merck’s antihypertensive medicines COZAAR (losartan potassium) and HYZAAR (losartan potassium and hydrochlorothiazide) continue to decline following loss of marketing exclusivity in the United States and in major European markets in 2010. Sales of TEMODAR (temozolomide), a treatment for certain types of brain tumors, declined due to generic competition in Europe.

ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, grew 23 percent in the third quarter driven by demand in the United States and Europe.

Sales of ZOSTAVAX were $108 million in the quarter. Supply availability has improved and current wait time for delivery is now under one month. The company anticipates that backorders will continue until inventory levels are sufficient to meet market demand.

Product Performance – Animal Health

Merck Animal Health sales totaled $826 million for the third quarter of 2011, a 20 percent increase over the same period last year, including a 6 percent contribution from foreign exchange. Animal Health had strong third-quarter performance across all regions, with growth primarily led by increased sales of cattle, swine and poultry products. This growth was driven equally by new products and existing products. The division’s products include pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species.

Product Performance – Consumer Care

Merck Consumer Care third-quarter global sales were $421 million, an increase of 3 percent compared to the third quarter of 2010, including a 2 percent contribution from foreign exchange. The sales growth was primarily led by increased sales of MIRALAX and ZEGERID OTC. Consumer Care includes a variety of over-the-counter medicines, as well as footcare and suncare products.

Third Quarter Expense and Other Information

The costs detailed below on a GAAP basis during the third quarter of 2011 totaled $9.8 billion and include $1.6 billion of acquisition-related costs and restructuring costs.

$ in millions	Included in the expense for the period
Third Quarter 2011	GAAP	Acquisition- Related Costs [4]	Restructuring Costs	Non-GAAP [1]
Materials and production	$4,352	$1,284	$99	$2,969
Marketing and administrative	3,340	57	31	3,252
Research and development	1,954	22	28	1,904
Restructuring costs	119	—	119	—

Third Quarter 2010
Materials and production	$4,191	$1,351	$44	$2,796
Marketing and administrative	3,192	64	130	2,998
Research and development	2,322	189	163	1,970
Restructuring costs	50	—	50	—

The gross margin was 63.8 percent for the third quarter of 2011 and 62.3 percent for the third quarter of 2010, reflecting 11.5 and 12.6 percentage point unfavorable impacts, respectively, from the acquisition-related costs and restructuring costs noted above.

Marketing and administrative expenses, on a non-GAAP basis, were $3.3 billion in the third quarter of 2011, an increase from $3.0 billion in the third quarter of 2010. The increase was due to the impact of foreign exchange, investments in emerging markets and product launches, and U.S. health care reform fees.

Research and development expenses, on a non-GAAP basis, were $1.9 billion in the third quarter of 2011, a decrease from $2.0 billion in the third quarter of 2010. The decrease was primarily due to efficiency savings and lower clinical trial grant expenses.

Equity income from affiliates was $161 million in the third quarter, which primarily includes partnerships with AstraZeneca LP, Sanofi Pasteur MSD and the recently divested Johnson & Johnson°Merck Consumer Pharmaceuticals Company joint venture.

Other (income) expense, net was $66 million of expense in the third quarter of 2011, which reflects a $136 million gain on the divestiture of the company’s interest in the Johnson & Johnson°Merck Consumer Pharmaceuticals Company joint venture, compared with $1.1 billion of expense in the third quarter of 2010, which includes the unfavorable impact of a $950 million legal reserve.

Key Developments

•

The U.S. Food and Drug Administration (FDA) approved JUVISYNC (sitagliptin and simvastatin), a new treatment for type 2 diabetes that combines the glucose-lowering medication sitagliptin, the active component of JANUVIA, with the cholesterol-lowering medication ZOCOR (simvastatin).

•

The European Commission approved ZOELY (nomegestrol acetate 2.5 mg /17-beta estradiol 1.5 mg), formerly known as NOMAC-E2, a monophasic combined oral contraceptive tablet for use by women to prevent pregnancy.

•

The FDA and the European Medicines Agency have accepted the company’s applications for the approval of ridaforolimus, an investigational oral mTOR inhibitor developed for the treatment of metastatic soft-tissue or bone sarcomas in patients who had a favorable response to chemotherapy.

•

VICTRELIS (boceprevir), the company’s oral hepatitis C virus NS3/4A protease inhibitor, has launched in 10 markets in the third quarter: Brazil, Canada and eight markets in the European Union including France, Germany, the UK and Spain.

•

Merck is collaborating with Beijing-based BGI, the world’s largest genomics center, to focus on the discovery and development of biomarkers and genomics technologies. Scientists will work together to identify and characterize biomarkers with an emphasis on drug discovery, drug development and diagnostics applications across a wide range of therapeutic areas.

•	Richard R. DeLuca Jr. joined Merck as president of Animal Health and Cuong Viet Do joined as the company’s chief strategy officer.

•	The company is hosting its 2011 R&D and Business Briefing on Nov. 10.

Financial Targets

The company raised the lower end of its 2011 non-GAAP EPS range and is now targeting a range of $3.72 to $3.76. The company updated the 2011 GAAP EPS range to $2.03 to $2.20. The 2011 non-GAAP range excludes acquisition-related costs, costs related to restructuring programs, the benefit of certain tax items and certain other items.

Merck now expects full year 2011 revenue to grow in the mid-single digit percent range from a base of $46.0 billion in 2010.

In addition, the company lowered its non-GAAP R&D expense target range to $7.8 billion to $8.0 billion for the full year of 2011.

The company expects its non-GAAP 2011 tax rate to be at the upper end of its target range of 23 to 24 percent.

A reconciliation of anticipated 2011 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table below.

$ in millions, except EPS amounts	Full Year 2011
GAAP EPS	$2.03 to $2.20
Difference [3]	1.69 to 1.56
Non-GAAP EPS that excludes items listed below	$3.72 to $3.76

Acquisition-related costs [4]	$5,700 to $5,400
Costs related to restructuring programs	1,500 to 1,300
Arbitration settlement charge	500
Other [9]	(263)
Net decrease (increase) in income before taxes	7,437 to 6,937
Income tax (benefit) expense [10]	(2,210) to (2,110)
Decrease (increase) in net income	$5,227 to $4,827

Total Employees

As of September 30, 2011, Merck had approximately 90,000 employees worldwide.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s third quarter earnings conference call today at 8:00 a.m. EDT by visiting Merck’s Web site, www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the call will be available starting at 11 a.m. EDT today for approximately one week. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 11773565.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

[9]

Includes a gain on the divestiture of the company’s interest in the Johnson & Johnson°Merck Consumer Pharmaceuticals Company joint venture and a gain on the sale of certain manufacturing facilities and related assets.

[10]

Includes an estimated income tax (benefit) expense on the reconciling items. In addition, amount includes the net favorable impact of approximately $700 million relating to the settlement of a federal income tax audit, as well as the favorable impact of certain foreign and state tax rate changes that resulted in a net $230 million reduction of deferred tax liabilities on intangibles established in purchase accounting.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2010 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	3Q11	3Q10	% Change	Sep YTD 2011	Sep YTD 2010	% Change
Sales	$12,022	$11,125	8%	$35,753	$33,893	5%
Costs, Expenses and Other
Materials and production (1)	4,352	4,191	4%	12,695	13,956	-9%
Marketing and administrative (1) / (2)	3,340	3,192	5%	10,029	9,589	5%
Research and development (1) / (2)	1,954	2,322	-16%	6,048	6,552	-8%
Restructuring costs (3)	119	50	*	773	864	-11%
Equity income from affiliates (4)	(161)	(236)	-32%	(354)	(417)	-15%
Other (income) expense, net (1) / (5)	66	1,108	-94%	809	995	-19%
Income Before Taxes	2,352	498	*	5,753	2,354	*
Income Tax Provision	628	126		904	872
Net Income	1,724	372	*	4,849	1,482	*
Less: Net Income Attributable to Noncontrolling Interests	32	30		89	89
Net Income Attributable to Merck & Co., Inc.	$1,692	$342	*	$4,760	$1,393	*
Earnings per Common Share Assuming Dilution (6)	$0.55	$0.11	*	$1.53	$0.44	*
Average Shares Outstanding Assuming Dilution	3,091	3,102		3,102	3,123
Tax Rate (7)	26.7%	25.3%		15.7%	37.1%

*	≥ 100%
(1)	Amounts include the impact of acquisition-related costs and restructuring costs. See accompanying tables for details.
(2)	The third quarter and first nine months of 2010 include a reclassification of certain expenses from marketing and administrative to research and development of $26 million and $78 million, respectively.
(3)	Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.
(4)	Primarily reflects equity income from the AstraZeneca LP, Johnson & JohnsonºMerck Consumer Pharmaceuticals Company (“JJMCP”), and Sanofi Pasteur MSD partnerships. In the third quarter of 2011, the company divested its interest in the JJMCP joint venture.
(5)	Other (income) expense, net in the third quarter and first nine months of 2011 includes a $136 million gain on the sale of the company’s interest in the JJMCP joint venture. In addition, other (income) expense, net in the first nine months of 2011 includes a charge of $500 million related to the resolution of the arbitration proceeding with Johnson & Johnson and a $127 million gain on the sale of certain manufacturing facilities and related assets. Other (income) expense, net in the third quarter and first nine months of 2010 includes a $950 million legal reserve. In addition, other (income) expense, net in the first nine months of 2010 reflects $443 million of income recognized upon AstraZeneca’s asset option exercise and $102 million of income on the settlement of certain disputed royalties.
(6)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $1,689 million and $340 million for the third quarter of 2011 and 2010, respectively, and was $4,748 million and $1,387 million for the first nine months of 2011 and 2010, respectively.
(7)	The GAAP effective tax rate for the third quarter of 2011 was 26.7%. The GAAP effective tax rate for the first nine months of 2011 was 15.7%, which reflects the net favorable impact of approximately $700 million related to the settlement of the company’s 2002-2005 federal income tax audit. Excluding this item and the other non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 23.7% and 24.5% for the third quarter and first nine months of 2011, respectively. The GAAP effective tax rates for the third quarter and first nine months of 2010 were 25.3% and 37.1%, respectively. Excluding the impact of the non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 22.2% and 21.9% for the third quarter and first nine months of 2010, respectively.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1a

	2011				2010						% Change
	1Q	2Q	3Q	Sep YTD	1Q	2Q	3Q	Sep YTD	4Q	Full Year	3Q	Sep YTD
Sales	$11,580	$12,151	$12,022	$35,753	$11,422	$11,346	$11,125	$33,893	$12,094	$45,987	8%	5%

Costs, Expenses and Other
Materials and production	4,059	4,284	4,352	12,695	5,216	4,549	4,191	13,956	4,440	18,396	4%	-9%
Marketing and administrative (1)	3,164	3,525	3,340	10,029	3,222	3,175	3,192	9,589	3,537	13,125	5%	5%
Research and development (1)	2,158	1,936	1,954	6,048	2,051	2,179	2,322	6,552	4,559	11,111	-16%	-8%
Restructuring costs	(14)	668	119	773	288	526	50	864	121	985	*	-11%
Equity income from affiliates	(138)	(55)	(161)	(354)	(138)	(43)	(236)	(417)	(171)	(587)	-32%	-15%
Other (income) expense, net	622	121	66	809	167	(281)	1,108	995	309	1,304	-94%	-19%

Income (Loss) Before Taxes	1,729	1,672	2,352	5,753	616	1,241	498	2,354	(701)	1,653	*	*
Income Tax Provision (Benefit)	658	(382)	628	904	286	461	126	872	(201)	671
Net Income (Loss)	1,071	2,054	1,724	4,849	330	780	372	1,482	(500)	982	*	*
Less: Net Income Attributable to Noncontrolling Interests	28	30	32	89	31	28	30	89	31	121
Net Income (Loss) Attributable to Merck & Co., Inc.	$1,043	$2,024	$1,692	$4,760	$299	$752	$342	$1,393	$(531)	$861	*	*
Earnings (Loss) per Common Share Assuming Dilution	$0.34	$0.65	$0.55	$1.53	$0.09	$0.24	$0.11	$0.44	$(0.17)	$0.28	*	*

Average Shares Outstanding Assuming Dilution	3,104	3,110	3,091	3,102	3,141	3,125	3,102	3,123	3,081	3,120
Tax Rate	38.1%	-22.8%	26.7%	15.7%	46.4%	37.1%	25.3%	37.1%	28.7%	40.6%

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

*	> 100%
(1)	Amounts in 2010 include a reclassification of certain expenses from marketing and administrative to research and development of $24 million, $28 million, $26 million, $42 million and $120 million in 1Q, 2Q, 3Q, 4Q and full year, respectively.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

THIRD QUARTER 2011

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Certain Other Items (3)	Adjustment Subtotal		Non-GAAP
Sales	$12,022				$—		$12,022
Materials and production	4,352	1,284	99		1,383		2,969
Marketing and administrative	3,340	57	31		88		3,252
Research and development	1,954	22	28		50		1,904
Restructuring costs	119		119		119		—
Equity income from affiliates	(161)				—		(161)
Other (income) expense, net	66			(137)	(137)		203
Income Before Taxes	2,352	(1,363)	(277)	137	(1,503)		3,855
Taxes on Income	628				(287	)(4)	915
Net Income	1,724				(1,216)		2,940
Less: Net Income Attributable to Noncontrolling Interests	32				—		32
Net Income Attributable to Merck & Co., Inc.	$1,692				$(1,216)		$2,908
Earnings per Common Share Assuming Dilution	$0.55						$0.94 (5)
Average Shares Outstanding Assuming Dilution	3,091						3,091
Tax Rate	26.7%						23.7%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expenses for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of mergers and acquisitions. Amounts included in marketing and administrative expenses reflect integration costs, as well as other costs associated with mergers and acquisitions, such as severance costs which are not part of the company’s formal restructuring programs. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.
(3)	Reflects the gain on the divestiture of the company’s interest in the Johnson & JohnsonºMerck Consumer Pharmaceuticals Company joint venture.
(4)	Represent the estimated tax impact on the reconciling items.
(5)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $2,903 million for the third quarter of 2011.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

NINE MONTHS ENDED SEPTEMBER 30, 2011

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Certain Other Items (3)	Adjustment Subtotal		Non-GAAP
Sales	$35,753				$—		$35,753
Materials and production	12,695	3,925	280		4,205		8,490
Marketing and administrative	10,029	192	77		269		9,760
Research and development	6,048	343	89		432		5,616
Restructuring costs	773		773		773		—
Equity income from affiliates	(354)				—		(354)
Other (income) expense, net	809			236	236		573
Income Before Taxes	5,753	(4,460)	(1,219)	(236)	(5,915)		11,668
Taxes on Income	904				(1,955	) (4)	2,859
Net Income	4,849				(3,960)		8,809
Less: Net Income Attributable to Noncontrolling Interests	89				—		89
Net Income Attributable to Merck & Co., Inc.	$4,760				$(3,960)		$8,720
Earnings per Common Share Assuming Dilution	$1.53						$2.80 (5)
Average Shares Outstanding Assuming Dilution	3,102						3,102
Tax Rate	15.7%						24.5%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expenses of $3.8 billion for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of mergers and acquisitions, as well as $118 million of impairment charges on product intangibles. Amounts included in marketing and administrative expenses reflect integration costs, as well as other costs associated with mergers and acquisitions, such as severance costs which are not part of the company’s formal restructuring programs. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.
(3)	Included in other (income) expense, net is a $500 million charge related to the resolution of the arbitration proceeding with Johnson & Johnson, a $136 million gain on the divestiture of the company’s interest in the Johnson & JohnsonºMerck Consumer Pharmaceuticals Company joint venture, as well as a $127 million gain on the sale of certain manufacturing facilities and related assets.
(4)	Includes a net benefit of approximately $700 million relating to the settlement of the company’s 2002-2005 federal income tax audit, the favorable impact of certain foreign and state tax rate changes that resulted in a net $230 million reduction of deferred tax liabilities on intangibles established in purchase accounting, as well as the estimated tax impact on the reconciling items.
(5)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $8,697 million for the first nine months of 2011.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2011				2010						% Change	% Change
	1Q	2Q	3Q	Sep YTD	1Q	2Q	3Q	Sep YTD	4Q	Full Year	3Q	Sep YTD
TOTAL SALES (1)	$11,580	$12,151	$12,022	$35,753	$11,422	$11,346	$11,125	$33,893	$12,094	$45,987	8	5

PHARMACEUTICAL (2)	9,820	10,360	10,354	30,534	9,665	9,638	9,523	28,826	10,441	39,267	9	6

Cardiovascular
Zetia	582	592	614	1,788	534	564	571	1,668	629	2,297	8	7
Vytorin	480	459	469	1,407	477	490	485	1,452	562	2,014	-3	-3
Integrilin	64	56	53	172	70	70	63	203	63	266	-16	-15

Diabetes & Obesity
Januvia	739	779	846	2,364	511	600	600	1,710	675	2,385	41	38
Janumet	305	321	350	977	201	218	247	666	288	954	42	47

Diversified Brands
Cozaar / Hyzaar	426	406	404	1,236	782	485	423	1,690	415	2,104	-4	-27
Zocor	127	107	110	345	116	117	114	347	121	468	-3	-1
Propecia	106	112	112	330	100	113	109	322	124	447	2	2
Claritin Rx	120	65	55	240	98	58	53	210	86	296	3	15
Remeron	60	57	65	181	51	59	50	160	62	223	29	13
Vasotec / Vaseretic	57	59	57	173	59	63	69	191	64	255	-18	-10
Proscar	60	53	58	171	58	56	58	172	44	216	—	-1

Infectious Disease
Isentress	292	337	343	972	232	267	278	777	313	1,090	23	25
PegIntron	166	154	163	482	186	185	168	539	198	737	-3	-11
Cancidas	158	168	150	476	153	150	135	437	174	611	11	9
Primaxin	136	136	124	397	159	158	135	452	158	610	-8	-12
Invanz	87	103	107	296	75	83	91	249	113	362	17	19
Avelox	106	61	59	227	106	59	59	224	92	316	1	1
Noxafil	55	56	61	171	49	50	52	150	48	198	17	14
Crixivan / Stocrin	45	50	56	151	52	48	49	148	58	206	16	2
Rebetol	53	48	38	138	56	55	55	166	54	221	-32	-17
Victrelis	1	21	31	53	0	0	0	0	0	0	*	*

Neurosciences & Ophthalmology
Maxalt	173	131	156	460	135	133	133	401	149	550	17	15
Cosopt / Trusopt	114	122	124	360	115	123	114	353	131	484	9	2

Oncology
Temodar	248	234	223	704	274	271	254	799	266	1,065	-12	-12
Emend	87	120	98	305	84	93	91	268	110	378	8	14
Intron A	49	47	47	143	54	51	50	155	54	209	-6	-8

Respiratory & Immunology
Singulair	1,328	1,354	1,336	4,018	1,165	1,258	1,215	3,638	1,349	4,987	10	10
Remicade	753	842	561	2,156	674	669	661	2,004	710	2,714	-15	8
Nasonex	373	323	266	962	320	338	259	917	303	1,219	3	5
Clarinex	155	209	128	492	164	191	131	486	138	623	-2	1
Arcoxia	114	100	108	321	95	95	94	284	115	398	15	13
Simponi	54	75	74	203	10	18	27	55	42	97	*	*
Asmanex	60	47	42	149	51	56	48	155	53	208	-12	-4
Proventil	42	37	38	117	57	55	43	155	55	210	-12	-24
Dulera	13	25	22	59	0	0	2	2	6	8	*	*

Vaccines
Gardasil	214	277	445	935	233	219	316	768	221	988	41	22
ProQuad, M-M-R II and Varivax	244	291	391	927	319	340	434	1,093	285	1,378	-10	-15
RotaTeq	125	148	184	457	93	139	119	350	169	519	55	31
Pneumovax	79	64	133	276	51	59	110	220	156	376	21	25
Zostavax	24	122	108	254	95	18	23	136	107	243	*	86

Women’s Health & Endocrine
Fosamax	208	221	215	644	230	241	220	692	234	926	-2	-7
NuvaRing	142	154	159	455	135	145	134	414	145	559	18	10
Follistim AQ	133	143	129	404	134	137	119	389	138	528	8	4
Implanon	60	81	80	220	51	51	64	165	71	236	25	34
Cerazette	59	66	74	199	55	49	56	160	49	209	32	24

Other Pharmaceutical (3)	744	927	888	2,567	946	941	942	2,834	1,044	3,879	-6	-9

ANIMAL HEALTH	758	802	826	2,385	709	731	687	2,126	815	2,941	20	12

CONSUMER CARE (2)	517	541	421	1,479	489	544	409	1,442	381	1,823	3	3
Claritin OTC	167	134	118	419	136	167	120	423	103	526	-2	-1

Other Revenues (4)	486	448	421	1,355	559	433	506	1,499	457	1,956	-17	-10
Astra	322	306	299	928	364	241	345	950	302	1,252	-13	-2

*	100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1)	Only select products are shown.
(2)

Beginning in 2011, Merck changed the reporting for certain over-the-counter products. Sales of these products outside the United States were previously recorded in the Pharmaceutical business, and are now reported in the Consumer Care business. Prior period amounts have been recast on a comparative basis.

(3)

Includes pharmaceutical products not individually shown above. Other vaccines sales included in Other Pharmaceutical were $54 million, $67 million and $100 million for the first, second and third quarters of 2011, respectively. Other vaccines sales included in Other Pharmaceutical were $55 million, $57 million, $94 million and $75 million for the first, second, third and fourth quarters of 2010, respectively.

(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.